EXHIBIT 99.1

Home BancShares, Inc. Completes Merger With Centennial Bancshares, Inc.

CONWAY, Ark., Jan. 2, 2008 (PRIME NEWSWIRE) -- Home BancShares, Inc. (Nasdaq:HOMB) announced that the previously announced merger of Centennial Bancshares, Inc and its subsidiary, Centennial Bank has been completed as of January 1, 2008. Centennial Bank will maintain its separate community bank identity with the same board of directors, management and staff. Centennial Bank is located at Pavilion in the Park and Highway 10 in Little Rock. They also service south Arkansas with branches in Fordyce, Kingsland, New Edinburg and Rison.

Centennial Bancshares, Inc. was merged with HBI Acquisitions, Inc., a subsidiary of Home BancShares, Inc. The accredited shareholders of Centennial Bancshares, Inc. received 16.8153 shares of Home Bancshares, Inc. for each share of Centennial Bancshares, Inc. owned. Non accredited shareholders, which were 4.62% of the stock of Centennial Bancshares, Inc., received cash. Based upon the current price of HOMB stock on January 1, 2008 of $20.97 per share the total deal value excluding the earn out is approximately $23.9 million. The merger agreement further provides for an earn out based upon 2008 earnings of up to a maximum of $4,000,000 which can be paid at the election of the accredited shareholders in cash or stock of Home BancShares, Inc.

Home BancShares, Inc. is a financial holding company, headquartered in Conway, Arkansas, with six wholly owned bank subsidiaries that provide a broad range of commercial and retail banking and related financial services to businesses, real estate developers and investors, individuals and municipalities. Four of the bank subsidiaries are located in the central Arkansas market area, a fifth serves Stone County in north central Arkansas, and a sixth serves the Florida Keys and southwestern Florida. The Company's common stock is traded through the NASDAQ Global Select Market under the symbol "HOMB".

This release contains forward-looking statements regarding the Company's plans, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Additional information on factors that might affect Home BancShares Inc.'s financial results are included in its Form 10-K, filed with the Securities and Exchange Commission.

CONTACT:  Home BancShares, Inc.
          Brian S. Davis, Investor Relations Officer
          (501) 328-4770